EXHIBIT 10.74

***PORTIONS OF THIS EXHIBIT HAVE BEEN DELETED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

OEM SUPPLY AGREEMENT

This OEM Supply Agreement (the “Agreement”) is entered into as of March 22, 2002, by and between NEOWARE SYSTEMS, INC. (“Neoware”), a Delaware corporation, with its principal place of business at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, and NETWORK COMPUTING DEVICES, INC. (“NCD”), a Delaware corporation, with its principal place of business at 301 Ravendale Avenue, Mountain View, California 94043.

WHEREAS, NCD is presently engaged in the business of designing, developing, manufacturing, distributing and selling server and thin client management software marketed under the ThinPath and Thinfrastructure brand names, and thin client products, including Network Computers marketed under the NC900 brand name, and Windows-based thin client devices marketed under the ThinStar brand name;

WHEREAS, contemporaneously with the execution and delivery hereof, Neoware is acquiring the goodwill and certain assets used or useful in NCD’s business of designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name pursuant to an Asset Purchase Agreement, dated as of March 22, 2002, to which Neoware and NCD are parties (the “Purchase Agreement”); and

WHEREAS, NCD wishes to purchase ThinStar products from Neoware and distribute such products in Europe, the Middle East and Africa, and Neoware is willing to supply NCD with such products.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound hereby, agree as follows:

1.             Appointment as Distributor; Territory; Products.

1.1           Subject to all the terms and conditions of this Agreement, Neoware hereby appoints NCD for the term of this Agreement as an exclusive distributor of the Products (as hereinafter defined) only to persons and entities located and taking delivery in Europe, the Middle East and Africa (the “Territory”).  NCD agrees to purchase the Products exclusively from Neoware in accordance with the terms of this Agreement. Products resold by NCD for further distribution may be distributed only through persons who are bound in writing to all the restrictions on NCD contained in this Agreement.  Except as set forth herein, nothing in this Agreement shall be construed as limiting in any manner Neoware’s marketing or distribution activities or its appointment of other suppliers, resellers, distributors, licensees or agents with respect to any of its products (except for the Products marketed and sold under the ThinStar brand) or any of its intellectual property, including the intellectual property which is a part of the Products (except for the ThinStar brand name).

1.2           “Products” shall mean the products marketed and sold under the ThinStar brand set forth in Attachment A, together with the documentation provided therewith by Neoware.  Any update, enhancement or improvement of a Product that is made generally available by Neoware, that is substantially similar to such Product, and that is marketed under the same product number and nomenclature as such Product, shall be added to Attachment A as a new Product.  Neoware reserves the right to change or modify any Product at any time.  Neoware may add or delete products to or from Attachment A.  Initially, the Products will be units of NCD’s current product line of ThinStar 332, ThinStar 332Web and ThinStar 500 units until NCD’s and NCD’s suppliers’ inventory of such units (the “Existing Inventory”) has been consumed in accordance with Section 8.3 of the Purchase Agreement.  Thereafter, Neoware shall supply the ThinStar Products either with client software and functionality the same as NCD’s client software and functionality, provided that NCD develops such software at its sole cost, or with Neoware’s  standard client software, extended by NCD’s client-side management software, provided that NCD develops such software at its sole cost.  If NCD develops such software, Neoware shall provide limited telephone technical assistance to NCD to assist NCD in doing so.  Additionally, Neoware will agree to provide versions of its thin client products based upon Linux, Windows CE, Windows NTe and Windows XPe to NCD, provided that NCD extends these products with NCD’s client-side management software.  Neoware and NCD will collaborate to develop additional products with functionality and pricing required to meet NCD’s market requirements

2.             Supply and Payment Terms.

2.1           Neoware agrees to sell the Products to NCD, and NCD agrees to purchase the Products from Neoware, in accordance with the terms and conditions of this Agreement.

2.2           Products shall be delivered F.O.B. Neoware’s applicable warehouse or place of production, in the United States, China, Taiwan or other location of origin. Neoware shall supply the Products to NCD at a fixed price that represents a minimum of *** (***) margin over actual burdened cost to Neoware, except with respect to ThinStar Voyager units, which Neoware shall supply to NCD at a fixed price representing a minimum of *** (***) margin to Neoware. As of the date hereof, prices payable by NCD are those set forth in Attachment B.  Neoware shall have the right, from time to time or at any time, to change such prices to conform to the foregoing minimum margin requirements, upon thirty (30) days written notice.  New prices will apply to all shipments made after the end of such notice period.  In addition, NCD will pay ***.  Payment shall be made in U.S. dollars.  Terms of payment will be net sixty (60) days from invoice date, unless otherwise agreed to in writing by NCD and Neoware, or unless Neoware at any time determines that NCD’s credit is not satisfactory, in which case payment terms shall be C.O.D.  NCD’s payment obligations shall be secured pursuant to the terms of the Escrow and Security Agreement, dated March 22, 2002, between Neoware and NCD.

2.3           Copies of software Products are licensed for distribution only and are not sold.  NCD is not entitled to receive any source code or source documentation relating to the Products. Software components of Product(s) shall be licensed by Neoware to the end-user customer in accordance with the terms of the software license accompanying the relevant Product(s).  NCD shall inform its resellers in writing, and require them to deliver to the end-user customer the applicable software licenses with the relevant Product(s), and if required by applicable law,  obtain the customer’s signature on such licenses.

3.             Orders; Shipment.

3.1           Neoware and NCD will agree to a schedule for the manufacture and shipment of Products. Once agreed to, manufacture and shipment of Products will be in accordance with NCD’s binding purchase orders (“Purchase Orders”). Purchase Orders shall be numbered and dated and reference this Agreement in accordance with the provisions set forth in Attachment C.

3.2           NCD forecasts of Product purchases beyond ninety (90) days (or some other mutually agreed period) are for planning purposes only, are not firm, and will be issued every two weeks. Such forecasts shall not constitute or be deemed to be binding commitments by NCD.

3.3           Neoware will manufacture Products according to the quantity and delivery schedules set forth in Purchase Orders in effect from time to time during the term of this Agreement. Product Lead Times shall be set forth in Attachment B.  Neoware shall either acknowledge or object to each Purchase Order within five (5) days of receipt. Lack of acknowledgment by Neoware shall constitute acceptance.  Purchase Order Releases shall authorize shipment of Product to NCD or NCD customers.

3.4           Neoware will use its commercially reasonable efforts to meet any scheduled ship dates but reserves the right to schedule, reschedule or make partial shipments at its discretion; provided, however, that Neoware shall use its commercially reasonable efforts to give NCD notice for such rescheduling or partial shipments.

3.5           Upon delivery to the carrier, title (except as set forth herein) and risk of loss for all Product(s) shall pass to NCD.  Neoware shall use NCD’s specified carriers as identified on NCD’s Purchase Orders.  In the event of loss or damage, NCD shall notify the carrier and the insurer for the purpose of filing a claim.  Neoware will provide reasonable assistance to NCD in establishing any such claim.

3.6           Product over-shipment, incorrect shipment or receipt of a D.O.A. (Dead On Arrival) unit may be returned without penalty as set forth in Attachment D.

3.7           Neoware shall package, handle and label the Products so as to protect the Products from loss or damage, in conformance with good commercial practice, NCD’s specifications (provided NCD’s packing specifications do not create such non-conformance), government regulations, or other applicable standards.  Neoware shall be responsible for loss or damage resulting from such non-conformance.  Invoices will be forwarded to NCD the next business day after shipment.

4.             NCD’s Covenants and Representations.

Except as expressly and unambiguously provided herein, NCD represents, warrants and agrees:

4.1           Not to (i) disassemble, decompile or otherwise reverse engineer the Products or otherwise attempt to learn the source code, structure, algorithms or ideas underlying the Products, (ii) rent, lease or otherwise provide temporary access to a Product, except as agreed by Neoware, (iii) copy or modify the Products, or (iv) allow others to do any of the foregoing.

4.2           To use its commercially reasonable efforts to successfully market, distribute and support (including installation, training and other support) the Products on a continuing basis, and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof.

4.3           To keep Neoware informed as to any major problems encountered with the Products and any resolutions arrived at for those problems, and to communicate promptly to Neoware material modifications, design changes or improvements of the Products suggested by any customer, employee or agent.  NCD will also promptly notify Neoware of any infringement of any trademarks or other proprietary rights relating to the Products, of which it becomes aware.

4.4           To comply with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and not to export, or allow the export or reexport of any Product in violation of any such restrictions, laws or regulations. NCD shall, with the assistance of Neoware, which assistance shall be promptly provided, obtain any necessary licenses and/or exemptions with respect to the export from the U.S. of all material or items deliverable.

4.5           To obtain and maintain, at its expense, any business licenses, permits and approvals which are required to sell the Products and to comply with applicable law and regulations.

4.6           To demonstrate the Products when demonstrating thin client products to customers and prospective customers at trade shows, seminars and all other marketing events.

4.7           To advertise the Products in its advertisements, product brochures and on its website.  All advertisements and promotional materials of the Products shall be subject to the prior approval of Neoware, which approval shall not be unreasonably withheld.

4.8           To provide Neoware with access to its sales force for training and to invite Neoware’s employees to joint presentations to its customers and prospects.

4.9           To dedicate a product marketing person whose primary responsibility will be to support marketing and sales of the Products to its customers.

4.10         To provide Neoware with monthly sales-out reports by the end of each month detailing the company name, postal code, quantity and configuration of the Products shipped in the prior month to end customers or resellers for all end customers or resellers to whom Neoware does not directly ship products.

4.11         To comply with Neoware’s business compliance requirements, including a Business Plan, Hardware and Software Training and Sell Through Reporting, all as set forth on Attachment E.

4.12         To read and follow any additional requirements for the distribution of Products as may be specified in the applicable attachments hereto, distributor handbook or ongoing communications.

4.13         Not to purchase, design or develop for sale any thin client device under the NCD or ThinStar brands, except for the existing NCD NC900 thin client device, other than products purchased from Neoware.

4.14         To purchase the Existing Inventory of the Products in accordance with Section 8.3 of the Purchase Agreement.

5.             Warranty and Technical Support.

5.1           EXCEPT FOR THE WARRANTY ACCOMPANYING EACH PRODUCT, NO OTHER WARRANTY OR CONDITION, EXPRESS OR IMPLIED, SHALL APPLY.  NEOWARE SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  NO REPRESENTATION, CONDITION OR WARRANTY, INCLUDING BUT NOT LIMITED TO, STATEMENTS OF CAPACITY, SUITABILITY FOR USE, OR PERFORMANCE, WHETHER MADE BY NEOWARE EMPLOYEES OR NCD PERSONNEL, SHALL BE CONSIDERED TO BE A WARRANTY BY NEOWARE FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF NEOWARE WHATSOEVER. The above warranty does not extend to any Product that (i) is modified or altered, (ii) is not maintained to Neoware’s maintenance recommendations, (iii) is operated in a manner other than that specified by Neoware, or (iv) is treated with abuse, negligence or other improper treatment.  NCD is fully responsible for satisfaction of its customers and will be responsible for all claims, damages, settlements, expenses and attorneys’ fees incurred by Neoware with respect to NCD’s customers or their claims beyond Neoware’s above warranty obligation to NCD.  NCD’s sole remedy with respect to any defect of the Products is as stated herein.

5.2           NCD may return Products found to be defective within thirty (30) days of shipment for credit against replacement Products, provided the amount for the credit shall be equal to, and shall not exceed, the purchase price paid by NCD.  All replaced parts or Products shall become the property of Neoware.  NCD shall return all defective parts or Products to Neoware in the United States, Taiwan or China, at Neoware’s option, freight and duty prepaid.  Replaced Products shall be shipped by Neoware freight prepaid.

5.3           Neoware shall provide technical support to NCD as set forth in Attachment F.

6.             Indemnification.

6.1           Neoware will defend, indemnify and hold NCD and its officers, directors, agents and employees harmless from liability resulting from any claim of infringement by the Product of any copyright, trade secret or patents, provided that NCD notifies Neoware within ten (10) days of any such claim in writing and gives to Neoware information, assistance and the sole authority to defend or settle such claim (at Neoware’s expense).  Neoware will pay all damages and costs finally awarded against NCD.  If Neoware’s Product is held to infringe, and the use of such Product is enjoined, or in the case of settlement, Neoware will have the option either to procure for NCD the right to continue using such Product or modify the Product so it becomes non-infringing, or grant NCD a credit for the depreciated value of the Product and accept return of the Product.

6.2           The foregoing indemnification does not apply with respect to Products or portions of components thereof (i) used in combination with products not supplied by Neoware, if such claim would have been avoided but for such combination, (ii) made in accordance with NCD’s specifications, designs or instructions, to the extent that such specifications, designs or instructions caused such claim, (iii) which are modified after shipment by Neoware, if such claim would have been avoided but for such modification, (iv) combined with other products, processes or materials, if such claim would have been avoided but for such combination, (v) where NCD continues the allegedly infringing activity after being notified thereof or after being informed of a modification that would have avoided the alleged infringement, or (vi) where NCD’s use of the Product is not in accordance with the terms of, or documentation or specifications provided by Neoware in, this Agreement, if such claim would have been avoided but for such use.  NCD will indemnify and hold Neoware and its officers, directors, agents and employees harmless from all damages, settlements, attorneys’ fees and expenses related to a claim of infringement excluded from Neoware’s indemnification obligation under this section.

The foregoing states the entire liability of Neoware with respect to infringement of intellectual property by the Products or any parts thereof.

7.             Limited Liability.

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (1) ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO NEOWARE HEREUNDER DURING THE TWELVE-MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE OR (2) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR (3) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.  NEOWARE SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL.

8.             Title; License.

8.1           Upon delivery to the carrier, except as set forth herein, title to the Products shall pass to NCD.

8.2           Title in and to the documentation for such Products shall remain solely in Neoware.

8.3           Title in and to, and except as expressly provided herein, all rights to all software Products, all copies and derivative works thereof, and all related documentation and materials, shall remain solely in Neoware.

8.4           Title in and to, and except as expressly provided herein, all rights to any and all service marks, trademarks, trade names or other designations, copyrights, patent rights, trade secrets and other proprietary rights in the Products shall remain solely in Neoware. Neoware will provide NCD with advertising guidelines for Neoware’s logos, trade and service marks, trade names, emblems, and titles (hereinafter “Trademarks”).  Neoware will notify NCD in writing of the Trademarks, if any, NCD is authorized to use.  NCD may use the Trademarks only as described in such advertising guidelines and only in association with the Product(s) it is authorized to market.

8.5           Subject to the terms and conditions set forth in the Neoware License Agreement between Neoware and NCD, the form of which is attached hereto as Attachment G, Neoware shall grant to NCD an exclusive license to distribute the Products in the Territory.

9.             Relationship of Parties.

The parties hereto are independent contractors.  Neither party is a legal representative, legal partner, franchisee or agent of the other, and neither party has authority to act for, bind or make commitments for the other.  Each party shall be free to establish its own prices.

10.           Assignment.

This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto, except for rights to payment.

11.                                 Option to Purchase; Right of First Refusal.

11.1         Option to Purchase.      Neoware may purchase from NCD, at any time prior to December 31, 2003, substantially all of the EMEA Assets and Liabilities (as defined herein) of NCD’s EMEA Operations (as defined herein).  Neoware shall furnish a notice to NCD of its intent to exercise its option to purchase.  Neoware will pay NCD an amount equal to the “Value” (as defined herein) of the EMEA Assets.  The closing of the purchase of the EMEA Assets will occur as soon as practicable after receipt by Neoware of all customary materials required to be delivered to Neoware in connection with the closing. Upon closing of the purchase of the EMEA Assets, this Agreement will be deemed terminated.

11.1.1      For purposes of Section 11.1, “EMEA Operations” means NCD’s operations in Europe, the Middle East and Africa.

11.1.2      For purposes of this Section 11.1, the “EMEA Assets” means substantially all of the assets owned or used or useful by NCD in connection with the EMEA Operations, at the time of the purchase, including, but not limited to, personal property, contract rights, intellectual property, governmental licenses and books and records, and substantially all of the liabilities of the EMEA Operations.

11.1.3      For purposes of this Section 11.1, “Value” shall be calculated as a percentage of the revenues for the EMEA Operations for the six months ending on the last day of the calendar month preceding the date of Neoware’s notice to NCD to exercise its option to purchase, multiplied by two. If the profits of the EMEA Operations for such period, calculated as

EBITDA, is 1% or less of revenues, Value shall equal 25% of revenues for such period, with each additional full one percent of profit , as a percentage of revenues, resulting in an increase in Value in an amount equal to 5% of revenues, up to a maximum of 60% of revenues, multiplied by two.  The purchase price shall be paid in unregistered shares of Neoware’s common stock, subject to applicable securities laws, provided that Seller shall have the right to demand that up to 30% of the shares be registered for resale.

11.2         Right of First Refusal. Notwithstanding any other provision in this Agreement to the contrary, in the event NCD receives a bona fide offer (“Offer”) to purchase the EMEA Assets at any time prior to December 31, 2004, Neoware shall have a right of first refusal to purchase the EMEA Assets, as described herein. Upon receiving an Offer, NCD agrees to promptly deliver to Neoware a notice setting forth the terms of the Offer (“Offer Notice”). The Offer Notice shall be deemed to constitute an offer to sell to Neoware the EMEA Assets, on the terms set forth in the Offer. Neoware will have a period of thirty (30) days from the date of the Offer Notice to notify NCD that it agrees to purchase the EMEA Assets on such terms as set forth in the Offer. If Neoware timely agrees in writing to purchase the EMEA Assets, the parties will proceed to consummate the purchase of the EMEA Assets not later than the ninetieth day after the date of the Offer Notice. If Neoware does not agree within such thirty-day period to purchase the EMEA Assets, NCD will have the right, for a period of ninety (90) days after such thirtieth day, to sell to the person or entity (the “Offeror”) identified in the Offer Notice the EMEA Assets on terms and conditions no less favorable to NCD than those set forth in the Offer.  If NCD fails to sell the EMEA Assets to the Offeror on such terms and conditions within such ninety-day period, NCD will again be subject to the provisions of this Section 11.2 with respect to subsequent Offers to purchase the EMEA Assets. Upon closing of the purchase of the EMEA Assets, this Agreement will be deemed terminated.

11.3         Neoware Election.     In the event NCD receives an Offer under Section 11.2, Neoware shall be entitled to elect whether to have the provisions of Section 11.1 or 11.2 apply to its purchase of the EMEA Assets.

12.           Rescheduling and Cancellation.

12.1         NCD may increase, decrease or reschedule Products previously released for production on agreed terms and costs (if any) mutually agreed to by the parties.

12.2         NCD may not cancel production of Products within thirty (30) days of their scheduled ship dates.  NCD may reschedule production of Products within thirty (30) days of ship date as mutually agreed upon by the parties.  NCD may cancel Purchase Orders outside the thirty (30) day production period but will be responsible for the Termination Inventory as set forth in Section 13.

13.           Inventory Indemnification.

13.1         Upon cancellation of a Purchase Order, or upon expiration of this Agreement or termination of this Agreement for any reason, NCD shall be responsible for:

(a)           all finished Products scheduled for shipment within the thirty (30) days immediately following Neoware’s receipt of the cancellation or termination notice (the “Notice”);

(b)           all work-in-process at receipt of the Notice; and

(c)           all components, subassemblies and other material purchased to fill a Purchase Order or authorized to be purchased by Neoware which are on hand or on order at the time of receipt of the Notice, including, without limitation, any parts of the Products made obsolete due to changes to the Products and the quantity of Products ordered, provided that such components, subassemblies or other materials cannot be used in other products by Neoware on a current basis.

Items (a) through (c) above are referred to as the “Termination Inventory.”  In calculating the quantity of finished Products under (a) above, Products rescheduled for manufacture and shipment during the forty-five (45) days immediately prior to receipt of the Notice may be counted by Neoware.

13.2         Within thirty (30) days from the date of termination or cancellation, Neoware will invoice, and NCD will purchase, the Termination Inventory, at the purchase price in effect as of the date of termination or cancellation, as applicable.

14.           Term and Termination.

14.1         The term of the Agreement shall commence on the date hereof (the “Effective Date”) and shall continue until December 31, 2004, or until it is otherwise terminated pursuant to the terms hereof.

14.2         This Agreement may be terminated by either party if the other party materially breaches this Agreement and fails to cure the default within thirty (30) days after receipt of written notice of termination from the other party specifying such breach, or fails to reach agreement with the party providing notice within such thirty (30) day period to cure the breach in accordance with such agreement.

14.3         If either party becomes insolvent or seeks protection under, or becomes the subject of, any bankruptcy, receivership, creditor’s arrangement or comparable proceeding, the other party may at its option, by written notice, immediately terminate this Agreement.

14.4         If either party ceases to do business, or otherwise terminates its business operations, the other party may at its option immediately terminate this Agreement.

14.5         Termination of this Agreement shall not affect Neoware’s right to be repaid for undisputed invoices for Products already shipped and accepted by NCD or Neoware’s rights to any credits or payments owed or accrued to the date of termination, or NCD’s rights to receive Products under Purchase Orders accepted by Neoware, provided that such Purchase Orders are for a maximum quantity representing sixty (60) days of supply based upon the prior six months’ deliveries.

14.6         The following sections shall survive termination of this Agreement: Sections 5, 6, 7, 8, 10, 11, 12 and 15.

15.           General.

15.1         Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.  However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-preprinted agreements clearly understood by both parties to be an amendment or waiver.

15.2         This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.  Unless waived by Neoware in writing for the particular instance, the sole jurisdiction and venue for actions related to the subject matter hereof shall be the Pennsylvania state and federal courts having within their jurisdiction the location of Neoware’s principal place of business.

15.3         Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

15.4         Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile, provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party or (iii) one (1) business day after deposit with a nationally recognized overnight courier.  The addresses for such communications shall be the addresses first set forth herein or as amended by notice pursuant to this section.

15.5         This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealings or industry custom.

15.6         If any provisions of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

15.7         Neoware and NCD agree to be bound by the terms of the Confidentiality and Non-Disclosure Agreement dated March 22, 2002, between Neoware and NCD, with regard to the terms of this Agreement or any attachment hereto, and to any information disclosed by either party to the other relating to this Agreement.

15.8         Neither party shall be liable for damages and costs to the other party arising out of delays or failures to perform under this Agreement if such delays or failures result from causes beyond the reasonable control of a party, and are not caused by an act or omission of such party.  Notice of any such delays or failures and explanation of their causes must be given to the other party within five (5) days of the occurrence.  As soon as it is reasonably apparent that the occurrence will likely cause a delay of more than sixty (60) days, the party against whom this section is invoked shall have the right to terminate the affected installments under any Purchase Order.  If NCD is the party claiming the force majeure event, NCD shall be liable for any applicable cancellation charges and be responsible for termination obligations as detailed within Section 13.  This force majeure provision may not be invoked for failure or inability to make a payment under this Agreement.

15.9         This Agreement shall be binding upon and inure to the benefit of Neoware and NCD and their respective successors, heirs and assigns; provided, however, that, except as provided in this Section 15.9, NCD shall not directly or indirectly transfer or assign this Agreement or any part hereof without the prior written consent of Neoware. Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

NETWORK COMPUTING DEVICES, INC.

By:	/s/ Guenther Pfaff
Name:	Guenther Pfaff
Title:	Chief Executive Officer
Date:

NEOWARE SYSTEMS, INC.

By:	/s/ Michael Kantrowitz
Name:	Michael Kantrowitz
Title:	Chief Executive Officer
Date:	3-22-02

ATTACHMENT A

PRODUCTS

NCD ThinSTAR 332

NCD ThinSTAR 332Web

NCD ThinSTAR 500

NCD ThinSTAR 550

NCD ThinSTAR Voyager

ATTACHMENT B

PRODUCT LEAD TIME AND PRICE LIST

Model	P/N	Description	Price (1)(4)		Lead time
NCD ThinStar 332		Existing NCD ThinSTAR 332	$	***	4 WEEKS

NCDThinSTAR 332		Existing NCDThinSTAR 332Web	$	***	4 WEEKS

NCD ThinSTAR 500		Existing NCD ThinSTAR 500	$	***	4 WEEKS

NCD ThinSTAR 550 (5)	TSB55 0-1	ThinSTAR 550 CE.NET 16MB FLASH 32MB RAM MOUSE EURO CORD (NO KBD)	$	***	4 WEEKS (2)

NCD ThinSTAR Voyager		(6)	(6)		(6)

Customization Charge		Rating Label, Packaging, Bezel Silkscreen, Manual.	$	***	6 WEEKS (3)

Notes:

(1).  Price based upon minimum 500 units per shipment.

(2).  Standard leadtime based upon accurate rolling forecast, otherwise 8 weeks.

(3).  Customization leadtime is from receipt of NCD artworks to availability in mass production.

(4).  Excluding the ThinSTAR Voyager, the purchase price shall be *** of the above prices for the ThinSTAR 550, and *** of the above prices for the ThinSTAR 332, ThinSTAR 332Web and ThinSTAR 500 after *** of combined shipments per quarter.

(5).  The ThinSTAR 550 will be made available only after Neoware’s obligation to purchase up to a maximum of 10,000 existing ThinSTAR units under Section 8.3 of the Purchase Agreement has been satisfied.

(6).  The description, price and lead time applicable to the NCD ThinSTAR Voyager will be subject to the OEM Purchase and Development Agreement between NCD and Airspeak, Incorporated, dated December 20, 2001, which agreement will be assigned to Neoware.

ATTACHMENT C

PRODUCT ORDERS

1.0           To place an order, purchase orders should be sent by fax/mail to:

Neoware Systems, Inc.

400 Feheley Drive

King of Prussia, Pa 19406

ATTN: Order Administration

Email:  orders@neoware.com

Phone: 610-277-8300 Ext. 184

Fax: 610-275-5739

The signed purchase order should include:

Agreement number

Purchase order number

Bill to name and address

Ship to name(s) and address(es)

Part number of each Product ordered

Quantity of each Product ordered

Price of each Product ordered

Desired delivery date(s)

Preferred carrier and forwarding agent

Special shipping instructions, if appropriate

Delivery Date(s) shall mean the date(s) Neoware shall deliver the Product(s) to a freight carrier as specified in NCD’s purchase order.  Neoware shall incur no shipping costs unless expressly agreed to in writing.

ATTACHMENT D

PRODUCT RETURNS

Section I.               Product Returns: (DOA/RMA- Return Merchandise Authorization)

1.0           NCD may return Product without penalty under the following conditions:

Over-shipment by Neoware.

Incorrect Product shipped.

Product received was Dead On Arrival (D.O.A.), damaged or defective unless such damage was caused by NCD’s freight carrier.

NOTE 1:                         Product may only be returned under this process if they have been in NCD’s possession no longer than thirty (30) calendar days. NCD may be asked to provide the serial number(s) as proof of the 30-day possession.  For all repairs, please see Product Returns as set forth in Section II of this Attachment.

2.0           Process:

2.1)          Contact 610-277-8300 to request RMA.

2.2)          Upon request provide:

Product part number(s)

Quantity

Product serial number(s)

Reason for return or the specific failure experienced

Replacement P.O. and ship-to address

2.3)          Customer Support will:

Provide RMA number and Neoware shipping address to return Product.

Fax RMA label to requestor; such label MUST be attached to all Product cartons to be returned to Neoware.

NOTE 2:  RMA number MUST be visible on EACH carton.  NCD may use the RMA label provided, or may prominently note RMA number on shipping label.  PROPER CREDIT CANNOT BE ISSUED WITHOUT THE RMA NUMBER.

The return shipping expense will be incurred by Neoware.

NOTE 3:  Please note that replacement orders must be made by NCD, not the end-user.  If the return has been in NCD’s possession more than 30 days, the customer should follow the warranty policy for the units. (See the related Repair Procedure.)

Section II:   Product Returns: (For All Repairs)

1.0         Policy

During the three-year return to depot warranty applicable for the hardware, the warranty will be fulfilled by Neoware in Europe, the United States, Taiwan, China, or other location, at Neoware’s sole option.

2.0         Process

Contact 610-277-8300 to request RMA.

Caller must have the following information available when placing a service call:

Unit Model Number

Unit serial Number

Description of Problem

Upon supplying this information you will be given a repair authorization as well as shipping information.

Customer pays for all shipping costs. Neoware pays return shipping from the repair depot.

Upon receiving a unit, the average turn around time is 30 days.

ATTACHMENT E

BUSINESS PLAN, HARDWARE AND SOFTWARE TRAINING
AND SELL THROUGH REPORTING REQUIREMENTS

Section I.               Business Plan – Elements of the Business Plan should include the following:

1.0           Business Plan:

1.1)          ***.

1.2)          ***.

1.3)          ***.

1.4)          ***.

1.5)          ***.

Section II.              Neoware Hardware and Software Training

2.0           Training

2.1)          To ensure that resellers can properly support Neoware Products and customers, Neoware requires that distributors receive training on Neoware’s Products.  It is required that at least two (2) of NCD’s employees be trained by Neoware.

2.2)          NCD must be trained on Windows NT prior to being authorized to sell Neoware’s Products.  Neoware will not authorize any distributor who has not been trained on Windows NT.  Potential distributors may be trained on Citrix products after having been signed by Neoware at Neoware’s discretion.

Section III.            Sell Through Reporting

3.0           Reporting

3.1)          NCD must provide Neoware with Point-of-Sale (“POS”) reports for each month by the 7th of the following month.

3.2)          POS should be sent in a Microsoft Excel format.  Columns should be listed as follows:

XYZ COMPANY POS REPORT: JAN 1 - JAN 31, 2001

ORDER DATE	CUSTOMER NAME	SALES REP.	PART#	QTY	COST	EXT COST	SHIP TO CITY	SHIP TO COUNTRY

POS report should be e-mailed to orders@neoware.com.

Section IV.            Inventory Reporting

4.0           Reporting

4.1)                             Distributor must provide Neoware with an inventory report for each month by the 7th of the following month.  Inventory Reports should be e-mailed to orders@neoware.com.

4.2)                             Inventory Reports should be sent in a Microsoft Excel format.  Columns should be listed as follows:

Vendor Part#	Description	Inventory Status Code	Back Orders	Qty Available	In Transit	On Order

ATTACHMENT F

NEOWARE TECHNICAL SUPPORT RESPONSIBILITIES

1.0           Neoware Technical Support Responsibilities:

1.1)          Technical Support

1.1.1)                                  Neoware will provide the following support service options for NCD that will allow it to fulfill its end-user technical support responsibilities:

1.1.1.1)	NCD will provide Level 1 with Neoware “back-up” Level 2 support
1.1.1.2)	Neoware may make available, to NCD, Level 2 support as required (for a fee), to support end-user. Level 2 support can be purchased from Neoware at the prices listed on Neoware’s published price list.
1.1.1.3)

Neoware may make available, to NCD, Level 2 support on an annual technical support contract basis at the price listed in the Neoware published price list.  Agreements will be between Neoware and NCD, on a per end-user account basis.  A Level 2 support agreement (Neoware Technical Support Agreement) will provide NCD with technical support services necessary to offer Level 2 support to their end-user accounts.

* Level 1 support refers to initial call taking and routine technical support
** Level 2 support refers to advanced technical support (i.e.: troubleshooting, debugging, etc.)

1.2)          Contacting Technical Support

Technical Support Response Center

By phone number: +1-610-277-8300

U.S. East Coast Time
8:30 a.m. – 5:30 p.m. (Monday - Friday); Immediate response
- 7 x 24 hr.; Voice mail

By E-mail:	support@neoware.com - response within 1 business day
By Internet:	http://www.neoware.com/

1.3)          Product Maintenance

1.3.1)                    Should Neoware determine that there is a defect in its product, Neoware will use its commercially reasonable efforts to provide an avoidance procedure for and/ or a correction of such defect through off-site telephone support of NCD.  Neoware shall have sole discretion as to the method and manner of maintenance and support efforts.

1.4)          Software Updates

1.4.1)                    As solutions are developed for known errors in the software, they may be incorporated from time to time in updates to the software (“Software Updates”).  Neoware will notify NCD of such updates on an as needed basis and will make Software Updates available to NCD at then current prices when updates are developed.  However, Neoware is under no obligation to provide software updates for the Products.

1.5)          Enhancements

1.5.1)       On an as needed basis, Neoware will inform NCD of new features (“Enhancements”) which NCD may acquire at its option, at Neoware’s then current prices.

Section II.              Neoware Hardware and Software Training

2.0           Partner Technical Support Responsibilities

2.1)          Marketing Efforts & Restrictions

2.1.1)       NCD will understand and agree to instruct customers on technical support options.

2.1.2)       NCD shall leave all technical support information shipped with the unit intact.

2.2)          Training

2.2.1)                    NCD agrees to maintain a staff having the technical knowledge and training necessary to inform customers of Neoware Product features and capabilities.

2.3)          Technical Support

2.3.1)                    NCD will provide technical support to meet the needs of their customers (Level 1 & Level 2 support), either directly providing technical services or indirectly through Neoware or any combination thereof.  For customers that are directly supported by NCD (NCD providing Level 1 support), it will be the responsibility of NCD to inform these end-users of updates and enhancements to the Product.

2.4)          Costs

2.4.1)                    Except as provided herein, NCD will pay all costs and expenses incurred as part of its technical support responsibilities.

ATTACHMENT G

NEOWARE LICENSE AGREEMENT

NEOWARE LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into this 22nd day of March, 2002 (the “Effective Date”), by and between NEOWARE SYSTEMS, INC. (“Neoware”), having its principal place of business at 400 Feheley Drive, King of Prussia, Pennsylvania 19406, and NETWORK COMPUTING DEVICES, INC. (“NCD”), having its place of business at 301 Ravendale Drive, Mountain View, California 94043.

WHEREAS, NCD is presently engaged in the business of designing, developing, manufacturing, distributing and selling server and thin client management software marketed under the ThinPath and Thinfrastructure brand names, and thin client products, including Network Computers marketed under the NC900 brand name, and Windows-based thin client devices marketed under the ThinStar brand name;

WHEREAS, contemporaneously with the execution and delivery hereof, Neoware is acquiring the goodwill and certain assets used or useful in NCD’s business of designing, developing, manufacturing, distributing and selling the Windows-based thin client devices marketed under the ThinStar brand name pursuant to an Asset Purchase Agreement, dated as of March 22, 2002, to which Neoware and NCD are parties (the “Purchase Agreement”);

WHEREAS, contemporaneously with the execution and delivery hereof, NCD has agreed to purchase ThinStar products from Neoware and to distribute such products in Europe, the Middle East and Africa, and Neoware is willing to supply NCD with such products, pursuant to an OEM Supply Agreement, dated as of March 22, 2002, to which Neoware and NCD are parties (the “OEM Supply Agreement”); and

WHEREAS, Neoware wishes to grant to NCD certain licenses as set forth herein so that NCD may perform certain of its obligations under the Purchase Agreement and the OEM Supply Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound hereby, the parties agree to the following:

1.             DEFINITIONS.

(a)   “Intellectual Property Rights” means all copyright, trademark, trade secret, trade name, know-how, mask work and moral rights and all rights related to issued and pending patents and all patent registrations and applications for registrations (including patent reissues, divisions, continuations, continuations-in-part, renewals and extensions).

(b)   “Neoware Software” means those portions of Neoware’s Windows CE, Windows NTe, Windows XPe and Linux software that Neoware in its sole judgment deems necessary for NCD to fulfill its obligations under Section 1.2 of the OEM Supply Agreement, as well as updates and enhancements thereto, in source code form, and the related documentation.

(c)   “ThinStar Software” means the ThinStar Software acquired from NCD pursuant to the Purchase Agreement, and products incorporating all of the ThinStar Software, as well as updates and enhancements thereto, as described in Exhibit A, in source code and object code form, and the related documentation.

2.             LICENSE & OWNERSHIP.

(a)   Nonexclusive License to ThinStar Software. Neoware grants to NCD a nonexclusive, non-transferable, worldwide, fully-paid license to use, reproduce, modify and create derivative works of the ThinStar Software for the purposes of (i) complying with its warranty and support obligations as set forth in Sections 8.1 (“Seller-Assumed Warranty Obligations”) and 8.4 (“Seller-Assumed Support Service Obligations”) of the Purchase Agreement, and (ii) developing the “Products” defined in Section 1.2 of the OEM Supply Agreement. This license shall terminate upon the later of  (i) the date that NCD has fulfilled its obligations as set forth in Sections 8.1 and 8.4 of the Purchase Agreement, or (ii) the termination date of the OEM Supply Agreement.  Notwithstanding the foregoing, this license shall be terminable by Neoware, in its sole discretion, in the event of NCD’s continued material breach of its obligations under Sections 8.1 or 8.4 of the Purchase Agreement.

(b)   Nonexclusive License to Neoware Software.  Neoware grants to NCD a nonexclusive, non-transferable, fully-paid license to use and reproduce the Neoware Software for the sole purpose of developing client-side management software for Neoware’s Windows CE, NTe, XPe and Linux products, as referred to in Section 1.2 of the OEM Supply Agreement, for use on products provided by Neoware under the OEM Supply Agreement.  This license shall be terminable by Neoware, in its sole discretion, in the event NCD fails to develop such software by September 30, 2002.  This license shall terminate on the termination date of the OEM Supply Agreement. Notwithstanding the foregoing, this license shall be terminable by Neoware, in its sole discretion, in the event of NCD’s continued material breach of its obligations under Sections 8.1 or 8.4 of the Purchase Agreement.

(c)   Exclusive License to Distribute ThinStar Brand in EMEA.  Subject to NCD’s  timely payment of the price (as set forth in the OEM Supply Agreement) and compliance by NCD with each of the terms and provisions of the OEM Supply Agreement, Neoware grants to NCD an exclusive, non-transferable, fully-paid license to sell and distribute the ThinStar  branded products set forth in Exhibit B to NCD’s customers in Europe, the Middle East and Africa (“EMEA”), provided that such products are purchased from Neoware in accordance with the terms of the OEM Supply Agreement.  This license shall be terminable by Neoware, in its sole discretion, in the event NCD fails to perform its obligations under the OEM Supply Agreement.  This license shall terminate on the termination date of the OEM Supply Agreement. This license grants exclusive use of the ThinStar brand only, and does not grant any exclusive or non-exclusive use of the ThinStar Software or the Neoware Software.

(d)   Restrictions.  NCD shall not license, sublicense, distribute or release the Neoware Software (or any derivative works thereof) or the ThinStar Software (or any derivative works thereof) alone or with any software, product or service, or otherwise use the Neoware Software or the ThinStar Software other than as set forth in this Agreement.

2

(e)   Trademarks & Copyrights.  NCD is not granted any right or license to display or otherwise use Neoware’s trademarks under this Agreement.  NCD shall, however, display the following language in connection with the ThinStar Software :

“Includes Neoware thin client appliance technology, under license from Neoware Systems, Inc.

©2002 Neoware Systems, Inc.  All Rights Reserved.”

in all copyright notices in product labels, source code, help screens, manuals and all other documentation and in the “about” window that may be activated on a user’s computer screen when using the ThinStar Software or the Neoware Software.

(f)            Ownership.  Neoware retains all right, title and interest, including all Intellectual Property Rights, in the ThinStar Software and the Neoware Software and any part thereof as well as in any derivative works of, and any updates and enhancements to, the ThinStar Software and the Neoware Software, whether created or developed by Neoware or NCD, and NCD shall have no rights thereto other than as set forth in Section 2 hereof.

3.     INDEMNIFICATION.  NCD shall indemnify, defend and hold Neoware harmless from any and all liability, loss, cost, damage, judgment or expense (including reasonable attorneys’ and expert witnesses’ fees and costs) resulting from or arising out of (i) any material breach by NCD of any of the terms of this Agreement, or (ii) any use or modification of the Neoware Software or the ThinStar Software other than as permitted in this Agreement which causes damage or liability to Neoware or results in infringement of any third party’s Intellectual Property Rights.  This obligation is subject to Neoware notifying NCD promptly in writing of the claim.

4.     NO WARRANTY; DISCLAIMER.  THE NEOWARE SOFTWARE AND THE THINSTAR SOFTWARE IS PROVIDED “AS IS” AND WITHOUT WARRANTY OF ANY KIND.  NEOWARE DOES NOT WARRANT THE PERFORMANCE OR RESULTS FROM ANY USE OF THE NEOWARE SOFTWARE OR THE THINSTAR SOFTWARE.   NEOWARE MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.     LIMITATION OF LIABILITY.  To the maximum extent permitted by law, in no event shall Neoware be liable to NCD or its customers for any consequential or incidental damages, including any lost profits or lost savings arising out of the subject matter of this Agreement, even if Neoware has been advised of the possibility of such damages, or any claim against NCD by any third party.  In no event will Neoware be liable for any representation or warranty made by NCD to any third party or for the failure of the NCD Software or the ThinStar Software to perform.  In no event shall Neoware’s total liability to NCD for all damages, losses, attorneys’ fees and court costs, and causes of action in any way related to the subject matter of this Agreement (whether in contract, tort including negligence or otherwise) exceed twenty thousand dollars ($20,000).  Except for a breach of any of the terms of this Agreement by NCD,

3

 which are excluded from this limitation of liability, NCD’s total liability to Neoware for third party claims in any way related to the subject matter of this Agreement (whether in contract, tort including negligence or otherwise) shall not exceed twenty thousand dollars ($20,000).

6.     INJUNCTIVE RELIEF.  Neoware and NCD each acknowledges and agrees that a breach of the confidentiality restrictions contained in Section 8 shall cause irreparable injury to the aggrieved party for which such party shall not have an adequate remedy at law.  In addition to any other relief to which the aggrieved party might be entitled, the party shall be entitled to equitable relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions.  NCD and Neoware hereby expressly waive any requirement that the aggrieved party first post a bond or security before obtaining such relief.

7.     PUBLICITY.  Neither party may disclose the terms of this Agreement or the subject matter thereof without the prior written consent of the other party, unless required by law.

                8.             CONFIDENTIAL INFORMATION.

(a)   Confidential Information.  By virtue of this Agreement, either party may have access to the other party’s Confidential Information (as defined below).  Each party agrees to use the other party’s Confidential Information solely for purposes of this Agreement and will hold the other party’s Confidential Information in confidence during the term of this Agreement and after termination.  Each party further agrees that, unless required by law, it will not make the other party’s Confidential Information available in any form to any third party for a period of five (5) years following termination of this Agreement other than (i) its own employees and/or contractors who need to know or use such Confidential Information for purposes of implementing this Agreement,  (ii) its licensees as limited in Section 2 of this Agreement, or (iii) pursuant to a valid court order provided the disclosing party provides the other party with prompt written notice of such requirement so that the other party may seek a protective order or other appropriate remedy. Each party shall take all reasonable precautions to prevent the disclosure, distribution or use of the Confidential Information of the other party by its employees, agents, or contractors in violation of the terms of this Agreement.

(b)   Definition.  “Confidential Information” means the Neoware Software, the ThinStar Software, the terms and conditions of this Agreement, and non-public information provided by one party to the other under this Agreement that is identified in writing as confidential.

(c)   Exclusions.  Confidential Information does not include information that (i) is or becomes publicly available through no act or omission of the receiving party; (ii) is rightfully received by the receiving party from a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (iii) is previously rightfully known to the receiving party.

4

                9.             TERM & TERMINATION.

(a) Term.  This Agreement begins on the Effective Date and continues unless and until it is terminated pursuant to Section 9(b).  Each license shall terminate as set forth in Section 2.

(b)   Termination.  Either party may terminate this Agreement upon thirty (30) days written notice of a material breach of this Agreement by the other party if such breach is not cured within such thirty (30) day period.  In addition, each license may be terminated by Neoware as set forth in Section 2.

(c)   Rights Upon Termination.  Upon termination of this Agreement, all licenses granted to NCD under this Agreement, except as described in this Section, shall immediately terminate, NCD shall cease all use, reproduction and distribution of the Neoware  Software and the ThinStar Software and any part or derivative work thereof, and NCD will destroy all copies of the Neoware Software and the ThinStar Software and any part thereof in NCD’s possession or under its control within ten (10) days following the termination date, except that NCD may retain one (1) copy of the ThinStar Software to be used solely for end-user support purposes for up to two (2) years after termination of this Agreement.

                10.           GOVERNMENT RESTRICTIONS.  For Neoware Software and ThinStar Software and documentation delivered to an agency or instrumentality of the United States government, NCD shall identify the Neoware Software and the ThinStar Software and documentation as “commercial computer software” and “commercial computer software documentation” and, pursuant to FAR 12.212 and/or DFARS 227.7202 (and their successors, as applicable), shall restrict the government’s right to use, reproduce and/or disclose such Neoware  Software and ThinStar Software and documentation in accordance with the terms of NCD’s then-current standard end user license agreement.

                11.           GENERAL.

(a)   Notice.  Any notices to be given hereunder will be given in writing via postage prepaid, return receipt requested certified mail (or an equivalent method under the laws of the country where mailed), courier service or facsimile transmission to the address of each party set forth in this Agreement or to such other address as either party may substitute by written notice to the other as provided herein.  Notices shall be effective two (2) days after official confirmation of delivery to the intended recipient by return receipt or the equivalent or, in the case of facsimile, one (1) day after confirmation of transmission.

(b)   Waiver.  Failure by either party to exercise any of its rights hereunder shall not constitute or be deemed a waiver or forfeiture of such rights.

(c)   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.  The United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded from application to this Agreement.

5

                                (d)           Severability.  If any provision of this Agreement is unenforceable or invalid under applicable law, such provision shall be changed and interpreted to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

                        (e)           Export.  NCD shall be fully and solely responsible for securing any and all permits and licenses in order to export the ThinStar branded products set forth in Exhibit B.

(f)    Attorney’s Fees.  In the event any proceeding or lawsuit is brought by either party to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs, including expert witness fees and reasonable attorneys’ fees.

(g)   Headings.  Headings are used in this Agreement for convenience only and shall not affect any construction or interpretation of this Agreement.

(h)   Assignment. This Agreement shall be binding upon and inure to the benefit of Neoware and NCD and their respective successors, heirs and assigns; provided, however, that NCD shall not directly or indirectly transfer or assign this Agreement or any part hereof without the prior written consent of Neoware.  Any assignee of Neoware shall be obligated to perform all of Neoware’s obligations hereunder.  Subject to the foregoing, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

(i)    Entire Agreement.  This Agreement, including the exhibits attached hereto, is the complete agreement between Neoware and NCD and supersedes any prior agreements between Neoware and NCD relating to the subject matter hereof.  This Agreement shall not be modified except by a properly executed written agreement.

(j)    Survival.  The provisions of Sections 2 (“Ownership”), 3 (“Indemnification”), 4 (“No Warranty; Disclaimer”), 5 (“Limitation of Liability”), 6 (“Injunctive Relief”), 7 (Publicity), 8 (“Confidential Information”), 9(c) (“Rights Upon Termination”) and 11 (“General”) shall survive termination or expiration of this Agreement or the licenses granted hereunder.

(k)   Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

6

IN WITNESS WHEREOF, Neoware and NCD have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

	NETWORK COMPUTING		NEOWARE SYSTEMS, INC.
DEVICES, INC.

By	/s/ Guenther Pfaff	By:	/s/ Michael Kantrowitz
Name:	Guenther Pfaff	Name:	Michael Kantrowitz
Title:	Chief Executive Officer	Title:	Chief Executive Officer

7

Exhibit A

ThinSTAR Software:

All software used in the NCD ThinSTAR 200, 300, 400, and 500 Series product lines,     resident in the NCD ThinSTAR thin client flash PROM and BOOT ROM.

Boot ROM validates integrity of the file system and may initiate a reload of the software

System can be reinitialized by the user.

The ThinSTAR can load in additional or replacement software modules over the network
Modules have unique upgrade policies based on terminal model number.

Ability to delete options from the terminal over the network or locally on the terminal.

Ability to customize the available local printers.

Local LPD for ability to print to terminal from Unix host.

Ability to control disability setting to enable keyboard audio confirmation.

All enhancements to Microsoft’s Windows CE operating system designed and developed by NCD for use in the ThinSTAR product line.

Exhibit B

Products:

NCD ThinSTAR 332
NCD ThinSTAR 332Web
NCD ThinSTAR 500
NCD ThinSTAR 550
NCD ThinSTAR Voyager